UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 3, 2014

One Clean Planet, Inc.
(f.k.a. Singular Chef, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	333-161240	26-4711535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

112 North Curry Street - Carson City - Nevada 89703-4934

(Address of Principal Executive Offices) (Zip Code)

(775) 321-8247

(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On November 26, 2014, One Clean Planet, Inc. (the “Company”) entered into a material definitive agreement with Kashin USA, Inc. a company incorporated and registered in the State of California, together with TXTPAY LIMITED, a company incorporated and registered in New Zealand (“Kashin/Txtpay”) (the “Agreement”) subject to the terms and conditions set forth in the Agreement, Kashin/Txtpay shall sell, convey, transfer, assign, and deliver to Company, and the Company shall purchase from Kashin/Txtpay, 100% of the business of Kashin/Txtpay and any of its subsidiaries and/or affiliates.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors or Certain Officers

As of December 3, 2014, concurrent with Nathan Adamson’s resignation as President, Secretary, Treasurer, Principal Executive Officer and Principal Financial Officer, the Company has made the following appointments;

Election of Directors; Appointment of Certain Officers

The Company has made the following appointments:

Albert Auckett, 49, has been appointed as President and as a member of the Board of Directors.

Mr. Auckett co-founded Txtpay in 2010. Hejoined Wilson Parking in 1990 and was the acting CEO from 1998 to 2002. Mr. Auckett was employed by Wilson Parking operating in several overseas markets including Australia, Hong Kong, and Singapore. In 2005, he established Wilson Parking in Korea. In 1997 he co-founded the private parking operator Citipark and a private parking enforcement company, Parking Control Services in New Zealand, which was later sold to Wilson Parking in 2010.

Lawrence Chan, 42, has been appointed as Chief Operating Officer and as a member of the Board of Directors.

Mr. Chan has been a business owner for over 19 years with interests in various start-ups. Mr. Chan has successfully started and sold two companies in the mobile messaging industry. Mr. Chan has extensive expertise and experience in delivering accelerated business growth for startup companies, sales and marketing, and international market entry.

Carl Maybin has been appointed as Chief Executive Officer and as a member of the Board of Directors.

Carl Maybin is the Founder, President and Chief Executive Officer at IP Triple Communications a USA-based Federal Communications Commission licensed global Telecommunications Company. Mr. Maybin is an experienced leader and prior to founding IP Triple was the Vice President of Sales and Marketing for Mitsubishi Satellite’s SkyTiger Asia Pacific Group, Vice President of Partnership Development for International recognized start-up Cignal Global Communications who purchased his company Pegasus Integration. Cignal Global was acquired by Liberty Media’s UPC Group in the UK for $200 million in 2001 to become Europe’s first Triple Play provider of Voice, Internet and Television. Prior to Cignal Global, Mr. Maybin founded 3 different companies and led Fujitsu’s Broadband Telecommunications Group in Southern California to $305 million in sales in his first year which was more than the entire rest of the US operations combined.

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Richard Dryer, 45, has been appointed as the Chief Information Officer and as a member of the Board of Directors.

Mr. Dryer is a professional in the digital marketing industry with over 10 years of experience delivering digital capabilities in the digital media, mobile advertising, and telecommunications industries. Mr. Dryer has extensive experience in building and managing client relations by leveraging technological applications.

Brett Waterson, 42, has been appointed as the Chief Technical Officer and as a member of the Board of Directors.

Mr. Waterson has a professional development career spanning over 26 years, having worked for companies such as Microsoft, KPMG, Mitsubishi and Clear. He was the founder and creator of KlickEx, a peer-to-peer currency exchange which is ranked by IFAD / World Bank as the number 1 low cost remittance service in all of Asia. Brett has strong analytical, architecture, development, business and telecommunications skill sets.

Richard Specht, 32, has been appointed as the Corporate Secretary, Treasurer and as a member of the Board of Directors.

Mr. Specht has over 14 years experience in the public markets as management and as an individual investor.

The Board of Directors consists of 6 members who will serve as a member of the Board of Directors until the company’s next annual meeting of stockholders. The above appointments of the Companys Officers and Board of Directors was not based on any prior understanding or arrangement.

The Company wishes to restate that as of December 3, 2014 its current members of the Board and sole officers are as follows:

Albert Auckett; President and Director;

Lawrence Chan; Chief Operating Officer and Director;

Carl Maybin; Chief Executive Officer and Director;

Brett Waterson; Chief Technical Officer and Director; Richard Dryer; Chief Information Officer and Director;

Mr. Richard Specht; Corporate Secretary, Treasurer and Director.

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Item 8.01 Other Events

The Company is in the process of carrying out the following actions:

(a)	The Company will be amending to the Company’s certificate of incorporation to change its name to Kashin USA, Inc.

(b)	The Company will vote to effect a 35:1 reverse split of the Company’s issued and outstanding common stock.

(c)	The Company will be reducing the total authorized shares from 550,000,000 million shares to 75,000,000 million authorized shares.

(d)

The Company will proceed to file an Issuer Company-Related Action form with FINRA which will inform FINRA of the name change and reverse split, both of which will become effective upon receipt of approval from FINRA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

One Clean Planet, Inc.

Dated: December 3, 2014	By	/s/ Nathan Adamson
Nathan Adamson
President, Secretary Treasurer, Principal Executive Officer,
Principal Financial Officer

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